Exhibit 10.10

DAVID E. GARNER CEO & PRESIDENT

June 5, 2007

Mr. Patrick W. Tolbert

12 Wicklow Drive

Hilton Head, SC 29928

Dear Pat:

On behalf of the Board of Directors, and the thousands of associates at ClientLogic, I want to welcome you as a member of our Board and its Audit Committee. It is our hope that you will find your experience with us both professionally rewarding and personally enjoyable.

We believe that you can make a significant contribution towards helping ClientLogic achieve its goals. Consequently, as approved by the Board, effective from and after May 7, 2007, the compensation payable to you for your sendees as a Director and Chairman of the Audit Committee shall include the following:

1.

A quarterly service fee of Sixteen Thousand Two Hundred Fifty Dollars ($16,250) payable on the first business day of each calendar quarter of your tenure for your service as a Board member, payable 50% in cash and 50% in stock.

2.

A meeting fee of Fifteen Thousand Dollars ($ 15,000) per quarter regardless of the number of meetings held, payable 50% in cash and 50% in stock. We estimate that there will be a minimum of one (1) Board meeting each quarter, although circumstances may occasionally dictate the need for more.

3.

A quarterly service fee of Three Thousand Seven Hundred Fifty Dollars ($3,750) payable on the first business day of each calendar quarter of your tenure for your service as Chairman of the Audit Committee.

4.	Reimbursement of all reasonable expenses associated with your attendance at Board and Audit Committee meetings in accordance with ClientLogic’s published expense policies.

5.

The Company will indemnify you to the fullest extent allowed under the Delaware General Corporation Law, as amended from time to time (the “DGCL”), if you were a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director of the Company or while a director of the Company, you are or were serving at the request of the Company as a director, officer, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. This indemnification right includes the right to be paid by the company expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under the DGCL.

Two American Center, 3102 West End Avenue, Suite 1000, Nashville, Tennessee 37203

+1 615.301.7100 T  |  +1 615.301.7150 F  |  www.sitel.com

If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, you may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, you will also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the DGCL, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, you is permissible in the circumstances nor an actual determination by the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

In the event of your death, this indemnification right shall inure to the benefit of your heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which you may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

6.	The other terms and conditions of Board membership are as stated in the Company’s Certificate of Incorporation and Bylaws.

We look forward to your service with the Company. If you are in agreement with these terms, would you please sign below and return a copy of the letter to me.

Sincerely,

/s/ David Garner
on behalf of the Board of Directors

Agreed to:

/s/ Patrick Tolbert
Patrick W. Tolbert

2

October 25, 2010

Mr. Patrick W. Tolbert

9820 N. Easy Street

Hayden, Idaho 83835

Dear Pat:

On behalf of the Board of Directors (“Board”) of SITEL Worldwide Corporation (“Sitel” or the “Company”), we want to thank you for your continued service as a Board member and the acceptance of anew role as our Global Chief Financial Officer.

This letter amends the terms of your Board service as outlined in the letter agreement dated June 5, 2007 (the “Director Agreement”). The compensation payable to you for your service on the Board shall consist of the following:

1.

A quarterly service fee of Sixteen Thousand Two Hundred Fifty Dollars ($16,250.00) payable on the first business day of each calendar quarter of your tenure for your services as a Board Member, payable 50% in cash and 50% in share of the Company’s Class A common stock (“Stock”).

2.	A meeting fee of Fifteen Thousand Dollars ($15,000) per quarter regardless of the number of meetings held, payable 50% in cash and 50% in Stock.

Paragraph 3 of your Director Agreement (quarterly service fee for service as Chair of the Audit Committee) is hereby deleted given that you have stepped down from the Audit Committee upon being appointed the Company’s global Chief Financial Officer. All remaining terms set out in your Director Agreement shall remain the same.

We look forward to your continued service on the Board. If you are in agreement with these terms, please sign below and return a copy of the letter to me.

Sincerely,

/s/ David Garner
David E. Garner, Chairman

Agreed to:

/s/ Patrick Tolbert
Patrick W. Tolbert

Two American Center, 3102 West End Avenue, Suite 1000 Nashville, Tennessee 37203

+1 615.301.7100 T  |  +1 615.301.7150 F  |  www.sitel.com

March 7, 2011

Mr. Patrick W. Tolbert

7566 East Gem Shores Road

Hayden Lake, Idaho 83835

Dear Pat:

On behalf of the Board of Directors (“Board”) of SITEL Worldwide Corporation (“Sitel” or the “Company”), we want to thank you for your continued service as a Board member while also serving as Global Chief Executive Officer.

This letter supersedes the terms of your Board service as outlined in the letter agreement dated June 5, 2007 (the “Director Agreement”) and the amendment dated October 25, 2010 (“Amendment No. 1”). Effective, January 1, 2011, your Board compensation shall include the following:

1.

A quarterly service fee of Eight Thousand One Hundred Twenty Five dollars ($8,125.00) payable on the first business day of each calendar quarter of your tenure for your services as a Board Member, payable in cash.

2.	A meeting fee of Fifteen Thousand Dollars ($15,000) per quarter regardless of the number of meetings held, payable in cash.

3.	Reimbursement of all reasonable expenses associated with your attendance at Board meetings in accordance with Sitel published expense policies.

4.

The Company will indemnify you to the fullest extent allowed under the Delaware General Corporation Law, as amended form time to time (the “DGCL”), if you were a party or are threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that you are or were a director of the Company or while a director of the Company, you are or were serving at the request of the Company as a director, officer, or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. This indemnification right includes the right to be paid by the Company expenses (including attorney’s fees) incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under the DGCL.

Two American Center, 3102 West End Avenue, Suite 1000 Nashville, Tennessee 37203

+1 615.301.7100 T  |  +1 615.301.7150 F  |  www.sitel.com

If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Company within sixty (60) days after a written claim has been received by the Company, you may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim, and if successful in whole or in part, you will also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense is not permitted under the DGCL, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, you is permissible in the circumstances nor an actual determination by the Company (including the Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.

In the event of your death, this indemnification right shall inure to the benefit of your heirs, executors, administrators and personal representatives. The rights conferred above shall not be exclusive of any other right which you may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement or otherwise.

5.	The other terms and conditions of Board membership are as stated in the Company’s Certificate of Incorporation and Bylaws.

We look forward to your continued service with the Company. If you are in agreement with these terms, would you please sign below and return a copy to me.

Sincerely,	Agreed to:

/s/ David Garner	/s/ Patrick Tolbert
David Garner	Patrick W. Tolbert
Chief Executive Officer